Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and Fiscal Year 2009 Operating Results

July 14, 2009	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2009. Sales for the three months ended May 31, 2009 were $1,556,795 compared to $3,160,220 for the same period last year. Net loss for the fourth quarter ended May 31, 2009 was $1,812,530 or $.63 per fully diluted share compared to net income of $425,719 or $.14 per fully diluted share for the same period last year. For the fiscal year ended May 31, 2009, sales were $9,501,208 compared to $11,421,257 for the prior year. Net loss for the fiscal year ended May 31, 2009 was $2,153,524 or $.75 per fully diluted share compared to net income of $1,103,104 or $.39 per fully diluted share for the prior year.

In the fourth quarter, sales in the SBS Balancer segment decreased 50.5% while sales in the SMS Measurement segment decreased 51.3% as compared to the same period last year. Sales of the Company’s balancer and laser-based measurement products declined from prior periods due to a sharp drop in demand in the second half of the fiscal year as a result of rapidly deteriorating market conditions in the US auto industry, a downturn in global manufacturing and the weakening of the US and global economy generally.

Gross margins for the quarter and the year have declined as compared to the same periods in the prior year primarily due to lower sales volume, changes in the geographic sales mix, changes in the product sales mix and increases in reserves for excess and obsolete inventory. Operating expenses increased during the current year primarily due to higher research and development expenses associated with the development of the Xact™ remote tank monitoring system that was acquired from Xtero Datacom, Inc. in February 2008 and increased research and development expenses associated with the development of the SB-5500 controller for the SBS Balancer segment. General, administrative and selling costs increased primarily due to higher personnel costs resulting from increased headcount in the beginning of the fiscal year, higher stock-based compensation and higher amortization expenses, offset by lower commissions related to the decrease in sales.

“By any definition, this recently concluded fiscal year was the most challenging this Company has faced to date,” commented Wayne A. Case, CEO of Schmitt Industries. “The weakness in orders beginning in the second half of our fiscal year (December 2008) was sudden and dramatic, and largely tracked the plight of the US and world economy. In response, we have been proactively reducing expenses throughout the second half of this year and are making necessary adjustments in our workforce as well,” Case continued.

“While we will remain diligent on the expense side, our return to profitability must also be based on making the investments in product and market development necessary to increase sales. During the fourth quarter, we introduced the Xact™ remote tank monitoring system for the propane industry and the SB-5500 controller for the SBS balancer segment. We are also continuing to invest in expanding our international sales network to ensure worldwide sales coverage, particularly for our SBS balancer segment and for our Acuity line of measurement lasers. While these investments have not yet had a positive impact on operating income, we expect that we will see the benefits of these investments going forward,” commented Wayne Case. “At the end of our fiscal year we had approximately $4.2 million in cash and cash equivalents on hand, no debt, an unused $1.0 million line of credit and a current ratio in excess of 10:1. We are working hard to return the Company to profitability and expect to weather this difficult economic environment in the interim,” concluded Case.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case regarding the impact of the global economy on the Company’s sales, the impact of the introduction of the Xact™ and SB-5500 products, the expected contributions of investments in the sales network and the expectation that the Company can weather the current economic downturn, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST.• PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2009	May 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$4,174,335	$3,020,131
Short-term investments	—	2,499,863
Accounts receivable, net	1,110,850	1,590,975
Inventories	3,866,971	3,910,431
Prepaid expenses	171,178	100,614
Income taxes receivable	330,134	—
Deferred tax asset	—	158,810

	9,653,468	11,280,824

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,548,104
Furniture, fixtures and equipment	1,037,346	918,232
Vehicles	90,452	95,848

	2,991,678	2,861,184
Less accumulated depreciation and amortization	(1,563,840)	(1,409,405)

	1,427,838	1,451,779

Other assets
Long-term deferred tax asset	—	194,443
Other assets	1,542,694	2,800,437

	1,542,694	2,994,880

TOTAL ASSETS	$12,624,000	$15,727,483

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$335,609	$528,485
Accrued commissions	172,755	233,943
Accrued payroll liabilities	228,887	78,707
Other accrued liabilities	168,325	254,742
Income taxes payable	—	304,201

Total current liabilities	905,576	1,400,078

Long-term liabilities	—	570,942
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,870,160 shares issued and outstanding at both May 31, 2009 and May 31, 2008	9,545,678	9,370,352
Accumulated other comprehensive loss	(183,629)	(123,788)
Retained earnings	2,356,375	4,509,899

Total stockholders’ equity	11,718,424	13,756,463

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,624,000	$15,727,483

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2009 AND 2008

(UNAUDITED)

	Year Ended May 31,		Three Months Ended May 31,
	2009	2008	2009	2008
Net sales	$9,501,208	$11,421,257	$1,556,795	$3,160,220
Cost of sales	5,361,088	5,305,144	1,284,306	1,420,133

Gross profit	4,140,120	6,116,113	272,489	1,740,087

Operating expenses:
General, administration and sales	5,033,617	4,628,003	1,139,375	1,313,052
Research and development	1,019,440	628,150	247,676	206,536

Total operating expenses	6,053,057	5,256,153	1,387,051	1,519,588

Operating income (loss)	(1,912,937)	859,960	(1,114,562)	220,499
Other income	49,682	251,282	14,467	53,358

Income (loss) before income taxes	(1,863,255)	1,111,242	(1,100,095)	273,857
Provision (benefit) for income taxes	290,269	8,138	712,435	(151,862)

Net income (loss)	$(2,153,524)	$1,103,104	$(1,812,530)	$425,719

Net income (loss) per common share:
Basic	$(0.75)	$0.40	$(0.63)	$0.15

Weighted average number of common shares, basic	2,870,160	2,725,086	2,870,160	2,870,160

Diluted	$(0.75)	$0.39	$(0.63)	$0.14

Weighted average number of common shares, diluted	2,870,160	2,834,158	2,870,160	2,969,293